AMERIANA BANCORP REPORTS THIRD QUARTER 2013 NET INCOME
OF $561,000 OR $0.19 PER SHARE

NEW CASTLE, Ind. (October 30, 2013) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the third quarter of 2013 of $561,000, or $0.19 per basic and diluted share, compared with $465,000, or $0.16 per basic and diluted share, for the third quarter of 2012.

For the first nine months of 2013, Ameriana's net income increased $443,000, or 35.1%, to $1.7 million, or $0.57 per basic and diluted share, compared with $1.3 million, or $0.42 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report continued improvement in earnings over the prior-year periods, and loan portfolio growth in the third quarter that is critical to maintaining the Company's earnings growth momentum.  The Company's success in increasing non-interest revenue has also been an important contributing factor." Gassen also noted "the net interest margin for the third quarter was essentially unchanged from the same quarter a year earlier, which was a positive result given the current difficult interest rate environment for financial institutions.

"I am particularly pleased with our progress in improving the Bank's credit metrics," Gassen continued. "As a result of our strong efforts, coupled with slowly improving economic conditions, non-performing loans are down, and we've also experienced favorable results in disposing of foreclosed properties, all of which have allowed us to reduce our provision for loan losses."  He commented that "major challenges currently facing the industry include continuing modest loan demand and deposit customers' increasing propensity to pursue other investment alternatives in search of higher returns."

Net loans receivable of $318.8 million at September 30, 2013 represented an increase of $5.3 million for the quarter, due primarily to $7.7 million growth in the Bank's residential real estate portfolio that was achieved while also generating mortgage banking revenue that exceeded the same quarter a year earlier.  Totals for non-performing loans of $7.4 million and other real estate owned of $6.0 million at September 30, 2013 were reduced from the year earlier totals by 13.3% and 23.8%, respectively.

The provision for loan losses was $210,000 for the third quarter of 2013, which represented a $45,000 decrease from the third quarter of 2012, and was $675,000 for the first nine months of 2013, which represented a $215,000 reduction from the first nine months of 2012.  The Bank had a net gain from other real estate owned of $80,000 for the third quarter and $78,000 for the first nine months of 2013, compared to net losses of $6,000 and $177,000 for the same periods of 2012, respectively.

The Bank's strong focus on developing new relationships produced 7.5% growth in the number of checking accounts during the most recent year, and resulted in a continuing positive trend of increased fee income from deposit accounts.

Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors."  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income	$4,184	$4,408	$12,736	$13,522
Interest expense	746	947	2,255	3,002
Net interest income	3,438	3,461	10,481	10,520
Provision for loan losses	210	255	675	890
Net interest income after provision for loan losses	3,228	3,206	9,806	9,630
Other income	1,575	1,325	4,556	3,957
Other expense	4,020	3,914	12,054	11,968
Income before income taxes	783	617	2,308	1,619
Income tax	222	152	602	356
Net income	$561	$465	$1,706	$1,263

Earnings per share:
Basic	$0.19	$0.16	$0.57	$0.42
Diluted	$0.19	$0.16	$0.57	$0.42

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989
Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.03	$0.03

Net interest margin (fully tax-equivalent basis)	3.585%	3.586%	3.649%	3.678%

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Sept. 30, 2013	Dec. 31, 2012	Sept. 30, 2012
Total assets	$440,187	$445,763	$447,834
Cash and cash equivalents	22,542	20,853	24,722
Interest-bearing time deposits	1,982	5,704	5,704
Investment securities held to maturity	2,348	2,349	--
Investment securities available for sale	31,552	39,296	44,266
Loans receivable	322,768	317,444	313,164
Allowance for loan losses	3,939	4,239	4,236
Loans, net	318,829	313,205	308,928

Allowance for loan losses as a percentage of loans receivable	1.22%	1.34%	1.35%
Non-performing loans	$7,419	$7,604	$8,557
Allowance for loan losses as a percentage of non-performing loans	53.1%	55.7%	49.5%

Deposits:
Non-interest-bearing	$56,321	$53,024	$52,383
Interest-bearing	293,251	303,679	305,539
	349,572	356,703	357,922

Borrowed funds	$45,810	$45,810	$45,810
Shareholders' equity	37,520	36,546	36,190
Book value per share	12.55	12.23	12.11

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.57%	9.31%	9.14%
Tier 1 risk-based capital ratio	13.45%	13.18%	13.03%
Total risk-based capital ratio	14.71%	14.45%	14.30%